Exhibit 99.1

Windrose Medical Properties Trust Acquires Three Medical Office Buildings for $21.1 Million as Part of Previously Announced 22 Property Portfolio Acquisition

          INDIANAPOLIS, Nov. 11 /PRNewswire-FirstCall/ -- Windrose Medical Properties Trust (NYSE: WRS), a self-managed specialty medical properties REIT, announced today that it has closed the acquisition of three medical office buildings for approximately $21.1 million.  The purchase consideration for these properties includes the assumption of approximately $11.6 million of mortgage debt with the balance paid in cash.  The three properties are part of the 22 property portfolio acquisition recently announced by Windrose and increases the size of Windrose’s existing portfolio by approximately 87,000 rentable square feet.  A more detailed description of the three properties is below:

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Edinburg Regional Medical Plaza, Edinburg, TX -- The two-story medical office building is located adjacent, and connected via a covered walkway, to the Edinburg Regional Medical Center.  This property is operated by South Texas Health System and contains 52,068 rentable square feet.  This property is currently 74.1% occupied.  Windrose acquired the property for $12.5 million by assuming $6.5 million in debt on this property with the balance of the purchase price paid in cash.

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JFK Medical Pavilion I at Palm Springs, Palm Springs, FL -- The two-story medical office building is located near the JFK Medical Center operated by Hospital Corporation of America and contains 17,738 rentable square feet.  The property is currently 100% occupied.  Windrose acquired the property for $4.6 million by assuming $3.0 million in debt on this property with the balance of the purchase price paid in cash.

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Osler Medical Arts Pavilion, Palm Bay, FL -- The two-story medical office building is located near the Palm Bay Community Hospital operated by Health First and contains 17,790 rentable square feet.  This property is currently 89.8% occupied.  Windrose acquired the property for $4.0 million by assuming $2.1 million in debt on this property with the balance of the purchase price paid in cash.

          Fred S. Klipsch, Chairman and Chief Executive Officer, stated, “We are pleased to have closed on the first five properties in the 22 property portfolio, which we recently announced.  The pace of acquisition closings related to this portfolio transaction is expected to accelerate in the coming weeks.  With this closing, we have completed in excess of $148 million of acquisitions in 2005, exceeding our stated acquisition objective of $100 million in 2005 and surpassing our total acquisitions in 2004.”

          About Windrose
          Windrose is a self-managed Real Estate Investment Trust (REIT) based in Indianapolis, Indiana with offices in Nashville, Tennessee.  Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, outpatient treatment diagnostic facilities, physician group practice clinics, ambulatory surgery centers, specialty hospitals, outpatient treatment centers and other healthcare related specialty properties.

          Safe Harbor
          Some of the statements in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” or “projects.”  Such statements include, in particular, statements about Windrose’s beliefs, expectations, plans and strategies concerning its ability to complete the acquisition of the remaining properties it has agreed to acquire and the pace of those acquisitions which are not based on historical facts.  You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond Windrose’s control, which may cause its actual results to differ significantly from those expressed in any forward-looking statement.  The factors that could cause actual results to differ materially from current expectations include financial performance and condition of lessees, adverse changes in healthcare laws, changes in economic and general business conditions, competition for specialty medical properties, Windrose’s ability to finance its operations, the availability of additional acquisitions, regulatory conditions and other factors described from time to time in filings Windrose makes with the Securities and Exchange Commission.  The forward-looking statements contained herein represent Windrose judgment as of the date hereof and readers are cautioned not to place undue reliance on such statements.  Windrose does not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact:	Investors/Media:
Windrose Medical Properties Trust	The Ruth Group
Fred Farrar	Stephanie Carrington/Jason Rando
President and COO	646 536-7017/7025
317 860-8213	scarrington@theruthgroup.com
jrando@theruthgroup.com

SOURCE  Windrose Medical Properties Trust